This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
Subject to Completion Preliminary Term Sheet dated September 30, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-268718
and 333-268718-01
(To Prospectus dated  December 30, 2022,
Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY CYN-2 dated August 21, 2023)

Units	Strike Date	September 29, 2025
$10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	September , 2025 October , 2025 October , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure, which will be one of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund (each an “Underlying Fund” and collectively the “Underlying Funds”), on the applicable monthly Coupon Observation Date is greater than or equal to 80% of its Starting Value.
■
The Contingent Coupon Payment (with Memory) per unit payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be $0.09584 per unit (equal to a rate of approximately 11.50% per annum).
■
Automatically callable if the Observation Value of the Worst-Performing Market Measure on any monthly Call Observation Date, beginning approximately three months after the pricing date, is at or above its Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.
■
If not called, a maturity of approximately three years.
■
If not called, at maturity, if the price of the Worst-Performing Market Measure has not decreased by more than 20%, a return of principal plus the final Contingent Coupon Payment (with Memory); otherwise, 125% leveraged downside exposure to any decrease in the value of the Worst-Performing Market Measure beyond a 20.00% decline from its Starting Value, with up to 100.00% of the principal amount at risk.
■
The notes are not linked to a basket composed of the Underlying Funds. Any depreciation in the price of any Underlying Fund will not be offset by any appreciation in the price of any other Underlying Fund.
■
The Starting Values of the Underlying Funds were determined on September 29, 2025 (the “Strike Date”). The Starting Value of each Underlying Fund may be higher or lower than its respective Closing Market Price on the pricing date.
■
All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
■
Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, "Additional Risk Factors" beginning on page TS-9 of this term sheet, and “Risk Factors” beginning on page PS-10 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is expected to be between $9.35 and $9.85 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-24 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price............................................	$10.00	$
Underwriting discount(1)......................................	$ 0.10	$
	$ 0.05	$
Proceeds, before expenses, to BofA Finance........	$ 9.85	$
(1)	The underwriting discount reflects a sales commission of $0.10 per unit and a structuring fee of $0.05 per unit.
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities

September  , 2025

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Summary
The Autocallable Contingent Coupon (with Memory) Geared Buffered Notes Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October , 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure (as described in "Terms of the Notes" below) on the applicable monthly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Worst-Performing Market Measure on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Worst-Performing Market Measure is greater than or equal to its Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, your notes are subject to 125% leveraged downside exposure to any decrease in the value of the Worst-Performing Market Measure beyond a 20% decline from its Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-24.
Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not previously called
Market Measures:
The Industrial Select Sector SPDR® Fund (Bloomberg symbol: “XLI”), the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg symbol: “XOP”) and the Utilities Select Sector SPDR® Fund (Bloomberg symbol: “XLU”).

Worst-Performing Market Measure:
The Underlying Fund with the lowest Observation Value or Ending Value, as applicable, as compared to its Starting Value, calculated as follows:
With respect to each Underlying Fund on any Coupon Observation Date or Call Observation Date:
With respect to each Underlying Fund on the Final Calculation Day:

Call Feature:	Autocallable Notes
Coupon Feature:	Contingent Coupon Payments (with Memory)
Buffer:	Applicable
Coupon Barrier:	XLI: $122.44 (80% of its Starting Value) XOP: $106.80 (80% of its Starting Value) XLU: $69.65 (80% of its Starting Value, rounded to two decimal places)
Downside Participation Rate:
The quotient of the Starting Value of the Worst-Performing Market Measure divided by its Threshold Value (expressed as a percentage), which equals 125%. For purposes of this term sheet, references in the accompanying product supplement to “Buffer Rate” shall be deemed to refer to Downside Participation Rate.”

Threshold Value:	XLI: $122.44 (80% of its Starting Value) XOP: $106.80 (80% of its Starting Value) XLU: $69.65 (80% of its Starting Value, rounded to two decimal places)
Call Value:	XLI: $153.05 (100% of its Starting Value) XOP: $133.50 (100% of its Starting Value)
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-2

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

XLU: $87.06 (100% of its Starting Value)
Contingent Coupon Payments (with Memory):
The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable monthly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) per unit payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be $0.09584 per unit  (equal to a rate of approximately 11.50% per annum).

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:
XLI: $153.05
XOP: $133.50
XLU: $87.06
The Starting Values of the Underlying Funds were determined on the Strike Date. The Starting Value of each Underlying Fund may be higher or lower than its respective Closing Market Price on the pricing date.

Ending Value:
With respect to each Underlying Fund, its Closing Market Price on the Final Calculation Day multiplied by its Price Multiplier on that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-37 of the accompanying product supplement.

Observation Value:	With respect to each Underlying Fund, its Closing Market Price on the applicable Coupon Observation Date or Call Observation Date multiplied by its Price Multiplier on that day.
Coupon Observation Dates:
Monthly, beginning on October , 2025 and ending on October , 2028 (the final Coupon Observation Date). The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described on page PS-35 (or with respect to the final Coupon Observation Date, beginning on page PS-37) of the accompanying product supplement.

Call Observation Dates:	The Coupon Observation Dates beginning on December , 2025 and ending on August , 2028.
Final Calculation Day/Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date (which will also be the final Coupon Observation Date).
Coupon Payment Dates:
Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described on page PS-35 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Price Multiplier:	With respect to each Underlying Fund, 1, subject to adjustments for certain events relating to such Underlying Fund described beginning on PS-41 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-3

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Determining Payments on the Notes
Contingent Coupon Payments (with Memory)
The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable monthly Coupon Observation Date is greater than or equal to its Coupon Barrier.
Automatic Call Provision
The notes will be called automatically if the Observation Value of the Worst-Performing Market Measure on a Call Observation Date is equal to or greater than its Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date. No further amounts will be payable after an automatic call.

Redemption Amount Determination
If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value of the Worst Performing Market Measure is less than its Threshold Value. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-4

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY CYN-2 dated August 21, 2023:
https://www.sec.gov/Archives/edgar/data/70858/000119312523216655/d428710d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure.
■
You anticipate that the Observation Value of the Worst-Performing Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.
■
You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called, that the Worst-Performing Market Measure will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.
■
You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the price of the Worst-Performing Market Measure is significantly greater than such return.
■
You are willing to lose up to 100% of the principal amount if the notes are not called.
■
You are willing to forgo dividends or other benefits of owning shares or units of the Underlying Funds or the assets held by the Underlying Funds.
■
You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

■
You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure, regardless of the performance of the other Underlying Funds.
■
You anticipate that the Observation Value of the Worst-Performing Market Measure will be less than its Coupon Barrier on each Coupon Observation Date.
■
You wish to make an investment that cannot be automatically called prior to maturity.
■
You seek an uncapped return on your investment.
■
You seek principal repayment or preservation of capital.
■
You want to receive dividends or other distributions paid on the Underlying Funds or the assets held by the Underlying Funds.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-5

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Examples of Hypothetical Payments
The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Call Values, Observation Values and Ending Values of the Underlying Funds, the actual Contingent Coupon Payments (with Memory), whether the notes are automatically called and the term of your investment. The following table and examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:
1)	a Starting Value of 100.00 for the Worst-Performing Market Measure;
2)	a Coupon Barrier of 80.00 for the Worst-Performing Market Measure;
3)	a Threshold Value of 80.00 for the Worst-Performing Market Measure;
4)	a Call Value of 100.00 for the Worst-Performing Market Measure;
5)	the Downside Participation Rate of 125%;
6)	an expected term of the notes of approximately three years if the notes are not called on any Call Observation Date;
7)	the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.09584 per unit;
8)	the Coupon Observation Dates occurring monthly beginning approximately one month after the pricing date; and
9)	the Call Observation Dates occurring monthly beginning approximately three months after the pricing date.
The hypothetical Starting Value of 100.00 for the Worst-Performing Market Measure used in these examples has been chosen for illustrative purposes only. The  actual Starting Value of each Underlying Fund is set forth on page TS-3 above. For recent actual prices of the Underlying Funds, see “The Underlying Funds” section below. The Ending Values of the Underlying Funds will not include any income generated by dividends paid on the Underlying Funds, which you would otherwise be entitled to receive if you invested in the Underlying Funds directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Example 1 - The Observation Value of the Worst-Performing Market Measure on the first Coupon Observation Date is 50.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date.
Example 2 - The Observation Value of the Worst-Performing Market Measure on each of the first two Coupon Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Dates. The Observation Value of the Worst-Performing Market Measure on the third Coupon Observation Date (which is also the first Call Observation Date) is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:
the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.
= (i) $0.09584 x 3 - (ii) $0.00 = $0.28752 per unit
Call Payment on the first Call Payment Date (which is also the third Coupon Payment Date) = $10.28752 per unit. No further amounts will be payable after the automatic call.
Example 3 - The Observation Value of the Worst-Performing Market Measure on each of the first two Coupon Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Dates. The Observation Value of the Worst-Performing Market Measure on the third Coupon Observation Date (which is also the first Call Observation Date) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $0.28752 ($0.09584 x 3 - $0) is paid and the notes are not called. The Observation Value of the Worst-Performing Market Measure on the fourth Coupon Observation Date is 85.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) will be paid on the applicable Coupon Payment Date, calculated as follows:
the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.
= (i) $0.09584 x 4 - (ii) $0.28752 = $0.09584 per unit
Contingent Coupon Payment (with Memory) paid on the fourth Coupon Payment Date = $0.09584 per unit.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-6

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Example 4 - The Observation Value of the Worst-Performing Market Measure on each of the first thirty-five Coupon Observation Dates (which also include the Call Observation Dates) is above its Coupon Barrier but below its Call Value. Therefore, the notes are not automatically called prior to maturity, but a Contingent Coupon Payment (with Memory) of $0.09584 per unit is paid on each of the first thirty-five Coupon Payment Dates. The Ending Value of the Worst-Performing Market Measure is 95.00, which is greater than its Coupon Barrier and its Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.09584 = $10.09584 per unit.
Example 5 - The Observation Value of the Worst-Performing Market Measure on each of the first thirty-five Coupon Observation Dates (which also include the Call Observation Dates) is below its Coupon Barrier and its Call Value. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first thirty-five Coupon Payment Dates. If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value (which would also be less than its Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Worst-Performing Market Measure is 50.00, the Redemption Amount per unit will be:
Hypothetical Redemption Amount at Maturity (if not previously called)
Ending Value of the Worst-Performing Market Measure	Percentage Change from the Starting Value to the Ending Value of the Worst-Performing Market Measure	Redemption Amount per Unit(3)	Return on the notes(4)
0.00	-100.00%	$0.00000	-100.0000%
50.00	-50.00%	$6.25000	-37.5000%
60.00	-40.00%	$7.50000	-25.0000%
70.00	-30.00%	$8.75000	-12.5000%
79.99	-20.01%	$9.99875	-0.0125%
80.00(1)	-20.00%	$10.09584(5)	0.9584%
90.00	-10.00%	$10.09584	0.9584%
100.00(2)	0.00%	$10.09584	0.9584%
102.00	2.00%	$10.09584	0.9584%
105.00	5.00%	$10.09584	0.9584%
107.00	7.00%	$10.09584	0.9584%
120.00	20.00%	$10.09584	0.9584%
150.00	50.00%	$10.09584	0.9584%
200.00	100.00%	$10.09584	0.9584%
(1)     This is the hypothetical Threshold Value and Coupon Barrier of the Worst-Performing Market Measure.
(2)     The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value for each Underlying Fund is set forth on page TS-2 above.
(3)     The Redemption Amount per Unit will not exceed the principal amount plus the final Contingent Coupon Payment.
(4)     The Return on the notes is calculated based on the Redemption Amount and potential final Contingent Coupon Payment (with Memory), not including any Contingent Coupon Payments (with Memory) paid prior to maturity, and assumes that the relevant Contingent Coupon Payment has been made on each prior Coupon Payment Date.
(5)     This amount represents the sum of the principal amount and a final monthly Contingent Coupon Payment of $0.09584 per Unit (assuming that each prior monthly Contingent Coupon Payment has been made on the related Coupon Payment Date).
For recent actual levels of the Underlying Funds, see “The Underlying Funds” section below. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-7

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-10 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■
If the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, your investment will be exposed on a leveraged basis to any decrease in the value of the Worst-Performing Market Measure beyond a 20% decline from its Starting Value, and you will lose approximately 1.25% of the principal amount for each 1% that the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value. In that case, you will lose up to 100% of the principal amount of your notes.

■
Your investment return is limited to the return represented by the Contingent Coupon Payments (with Memory), if any, and may be less than a comparable investment directly in the Underlying Funds or the assets held by the Underlying Funds.

■	Payments on the notes will not reflect changes in the values of the Underlying Funds other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day.
■	You may not receive any Contingent Coupon Payments (with Memory).
■
If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call.

■
The notes are subject to the risks of each Underlying Fund, not a basket composed of the Underlying Funds, and will be negatively affected if the level of any Underlying Fund decreases below its Coupon Barrier as of any Coupon Observation Date or below its Threshold Value on the Final Calculation Day, even if the levels of the other Underlying Funds are above their respective Coupon Barriers or Threshold Values as of those days.

■	You will not benefit in any way from the performance of the better performing Underlying Funds.
■
Because the notes are linked to three Underlying Funds, as opposed to only one, it is more likely that a Contingent Coupon Payment will not be payable on any given Coupon Payment Date or that the Ending Value of an Underlying Fund will be less than its Threshold Value on the Final Calculation Day, and consequently, you will not receive a positive return on the notes and will lose some or all of your investment.

■
You will be subject to risks relating to the relationship between the Underlying Funds. The less correlated the Underlying Funds, the more likely it is that the Observation Value of one of the Underlying Funds will be below its Coupon Barrier as of each Coupon Observation Date or below its Threshold Value on the Final Calculation Day.

■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
■
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the prices of the Underlying Funds, changes in BAC’s internal funding rate, and the

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-8

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-24. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Funds, our and BAC’s creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
■
BAC and its affiliates’ hedging and trading activities (including trades in shares or units of the Underlying Funds or the assets held by the Underlying Funds) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
■
The sponsor and the trustee of an Underlying Fund may adjust such Underlying Fund in a way that could adversely impact the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

■
You will have no rights of a holder of the Underlying Funds or the assets held by the Underlying Funds, and you will not be entitled to receive the assets held by or dividends or other distributions on the Underlying Funds.

■	There are liquidity and management risks associated with the Underlying Funds.
■
The performance of each Underlying Fund may not correlate with the performance of each respective underlying index as well as the net asset value per share or unit of the respective Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares or units of the Underlying Funds and/or the assets held by the Underlying Funds may be adversely affected, sometimes materially.

■	If the liquidity of the assets held by the Underlying Funds is limited, the prices of the Underlying Funds, and therefore, the return on the notes, may be adversely affected.
■
The payments on the notes will not be adjusted for all events that could affect the Underlying Funds. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on PS-41 of the accompanying product supplement.

Tax-related Risks
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-51 of the accompanying product supplement.

Additional Risk Factors
Adverse conditions in the industrial sector may reduce your return on the notes.
All of the stocks held by the XLI are issued by companies whose primary lines of business are directly associated with the industrial sector. The profitability of these companies is largely affected by supply and demand for their product or service and for industrial sector products in general. Government regulation, world events, exchange rates and economic conditions, technological developments and general civil liabilities will likewise affect the performance of these companies. Aerospace and defense companies, a component of the industrial sector, can be significantly affected by government spending policies. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the industrial services sector.
The stocks held by the XLI are concentrated in one sector.
The XLI holds securities issued by companies in the industrial sector. As a result, some of the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the XLI, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in this sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-9

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

The stocks of companies in the oil and gas sector are subject to swift price fluctuations.
The issuers of the stocks held by the XOP develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to oil and gas production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks held by the XOP, the market price of the XOP, and the value of the notes.
The stocks held by the XOP are concentrated in one sector.
The XOP holds securities issued by companies in the oil and gas exploration industry. As a result, some of the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the XOP, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Adverse conditions in the utilities sector may reduce your return on the notes.
All or substantially all of the equity securities held by the XLU are issued by companies whose primary line of business is directly associated with the utilities sector. Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities. Due to the capital intensive nature of utilities, many of these companies tend to be more greatly impacted by interest rates due to their relatively high debt ratios. Additionally, certain utility companies have experienced full or partial deregulation in recent years, and are therefore subject to greater competition. These factors could affect the utilities sector and could affect the value of the equity securities held by the XLU and the price of the XLU during the term of the notes, which may adversely affect the value of your notes.
The stocks held by the XLU are concentrated in one sector.
The XLU holds securities issued by companies in the utilities sector. As a result, some of the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the XLU, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-10

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

The Underlying Funds
All disclosures contained in this term sheet regarding the Underlying Funds, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by SSGA Funds Management, Inc., the sponsor of each of the XLI, the XOP and the XLU. The consequences of the sponsor discontinuing publication of the Underlying Funds are discussed in the section entitled “Description of the Notes – Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-44 of the accompanying product supplement. None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Funds or any successor fund.
The Industrial Select Sector SPDR® Fund
The shares of the XLI are issued by Select Sector SPDR® Trust, a registered investment company. The XLI seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Industrial Select Sector Index, its underlying index. The Industrial Select Sector Index measures the performance of the industrial sector of the U.S. equity market. The XLI is composed of equity securities of companies in aerospace and defense, industrial conglomerates, marine, transportation infrastructure and machinery industries. The XLI trades on the NYSE Arca under the ticker symbol “XLI.”
The shares of the XLI are registered under the Securities Exchange Act of 1934, as amended. Accordingly, information filed with the SEC relating to the XLI, including its periodic financial reports, may be found on the SEC website.
Investment Approach
The XLI utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Industrial Select Sector Index. The XLI will invest in substantially all of the securities which comprise the Industrial Select Sector Index. The XLI will normally invest at least 95% of its total assets in common stocks that comprise the Industrial Select Sector Index.
Investment Objective and Strategy
The XLI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Industrial Select Sector Index. The investment manager of the XLI uses a replication strategy to try to achieve the XLI’s investment objective, which means that the XLI generally invests in substantially all of the securities represented in the Industrial Select Sector Index in approximately the same proportions as the Industrial Select Sector Index. Under normal market conditions, the XLI generally invests at least 95% of its total assets in the securities comprising the Industrial Select Sector Index. In certain situations or market conditions, the XLI may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the XLI’s investment objective and is in the best interest of the XLI. For example, if the XLI is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the Industrial Select Sector Index that it tracks. Consequently, under such circumstances, the XLI may invest in a different mix of investments than it would under normal circumstances. The XLI will provide shareholders with at least 60 days’ notice prior to any material change in its investment policies. The XLI is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities. This differs from an actively managed underlying, which typically seeks to outperform a benchmark index.
Notwithstanding the XLI’s investment objective, the return on your notes will not reflect any dividends paid on shares of the XLI, on the securities purchased by the XLI or on the securities that comprise the Industrial Select Sector Index.
The Select Sector Indices
The underlying index of the XLI is part of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index (“SPX”). Each stock in the SPX is allocated to at least one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the SPX. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The eleven Select Sector Indices seek to represent the eleven SPX sectors. The index compilation agent for these indices (the “Index Compilation Agent”) determines the composition of the Select Sector Indices based on S&P’s sector classification methodology. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-11

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the SPX.
•	The eleven Select Sector Indices together will include all of the companies represented in the SPX and each of the stocks in the SPX will be allocated to at least one of the Select Sector Indices.
•
The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’s sector classification methodology as set forth in its Global Industry Classification Standard.

•
Each Select Sector Index is calculated by S&P Dow Jones Indices using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index.

For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures: (1) The rebalancing reference date is two business days prior to the last calculation day of each quarter; and (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping factor) and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.
(i)
The indices are first evaluated to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below. If any of the allowable limits are breached, the component stocks are reweighted based on their float-adjusted market capitalization weights.

(ii)
If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(iii)	All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.
(iv)
After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock breaches the 23% weight cap.

(v)	The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
(vi)
If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.6%.

(vii)	This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.
(viii)
Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(ix)
If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones Indices that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones Indices will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-12

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones Indices for additions and deletions from the SPX insofar as practicable.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-13

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-14

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
The following graph shows the daily historical performance of the XLI in the period from January 1, 2015 through September 29, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the Closing Market Price of the XLI was $153.05.
Historical Performance of the XLI
This historical data on the XLI is not necessarily indicative of the future performance of the XLI or what the value of the notes may be. Any historical upward or downward trend in the price of the XLI during any period set forth above is not an indication that the price of the XLI is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the XLI.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-15

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

The SPDR® S&P® Oil & Gas Exploration & Production ETF
The XOP seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry® Index (the “underlying index”). The underlying index represents the oil and gas exploration and production sub-industry portion of the Standard & Poor’s (“S&P”) Total Market Index (“S&P TMI”). The XOP is composed of companies that are in the oil and gas exploration and production sector. The XOP trades on NYSE Arca under the ticker symbol “XOP.”
The XOP utilizes a “replication” investment approach in attempting to track the performance of its underlying index. The XOP typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. The XOP will normally invest at least 80% of its total assets in the common stocks that comprise the underlying index.
The shares of the XOP are registered under the Securities Exchange Act of 1934, as amended.  Accordingly, information filed with the SEC relating to the XOP, including its periodic financial reports, may be found on the SEC website.
The S&P® Oil & Gas Exploration & Production Select Industry® Index
This underlying index is a modified equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the New York Stock Exchange (the “NYSE”) (including NYSE Arca), the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market and CBOE exchanges. Each of the component stocks in the underlying index is a constituent company within the oil and gas sub-industry portion of the S&P TMI.
To be eligible for inclusion in the underlying index, companies must be in the S&P TMI, and must be included in the relevant Global Industry Classification Standard (GICS) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries.
In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:
•	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or
•	float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.
All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.
Eligibility factors include:
•
Market Capitalization: Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

•
Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

•
Takeover Restrictions: At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

•
Turnover: S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-16

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Computation of the Underlying Index
The underlying index is calculated as the underlying index market value divided by the divisor. In an equal-weighted index like the underlying index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.
A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the underlying index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the underlying index calculation.
The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the underlying index multiplied by the float adjusted market value of such stock on such rebalancing date.
Adjustments are also made to ensure that no stock in the underlying index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the underlying index committee, as defined below. The maximum basket liquidity weight for each stock in the underlying index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the underlying index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the underlying index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the underlying index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the underlying index contains exactly 22 stocks as of the rebalancing effective date, the underlying index will be equally weighted without basket liquidity constraints.
If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest float-adjusted market capitalization). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the underlying index, it may be retained in the underlying index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to underlying index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
The underlying index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The underlying index level is the underlying index market value divided by the Underlying index divisor. In order to maintain underlying index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the underlying index market value (after rebalancing) divided by the underlying index value before rebalancing. The divisor keeps the underlying index comparable over time and is one manipulation point for adjustments to the underlying index, which we refer to as maintenance of the underlying index.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-17

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

The following graph shows the daily historical performance of the XOP in the period from January 1, 2015 through September 29, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the Closing Market Price of the XOP was $133.50.
Historical Performance of the XOP
This historical data on the XOP is not necessarily indicative of the future performance of the XOP or what the value of the notes may be. Any historical upward or downward trend in the price of the XOP during any period set forth above is not an indication that the price of the XOP is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the XOP.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-18

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

The Utilities Select Sector SPDR® Fund
The shares of the XLU are issued by Select Sector SPDR® Trust, a registered investment company. The XLU seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Utilities Select Sector Index. The XLU measures the performance of the utilities sector of the U.S. equity market. The XLU is composed of equity securities of companies in the electric utilities, water utilities, multi-utilities, independent power producers and energy traders, and gas utilities industries. The XLU trades on the NYSE Arca under the ticker symbol “XLU.”
The shares of the XLU are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the XLU, including its periodic financial reports, may be found on the SEC website.
Investment Approach
The XLU utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Utilities Select Sector Index. The XLU will invest in substantially all of the securities which comprise the Utilities Select Sector Index. The XLU will normally invest at least 95% of its total assets in common stocks that comprise the Utilities Select Sector Index.
Investment Objective and Strategy
The XLU seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Utilities Select Sector Index. The investment manager of the XLU uses a replication strategy to try to achieve the XLU’s investment objective, which means that the XLU generally invests in substantially all of the securities represented in the Utilities Select Sector Index in approximately the same proportions as the Utilities Select Sector Index. Under normal market conditions, the XLU generally invests at least 95% of its total assets in the securities comprising the Utilities Select Sector Index. In certain situations or market conditions, the XLU may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the XLU’s investment objective and is in the best interest of the XLU. For example, if the XLU is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the Utilities Select Sector Index that it tracks. Consequently, under such circumstances, the XLU may invest in a different mix of investments than it would under normal circumstances. The XLU will provide shareholders with at least 60 days’ notice prior to any material change in its investment policies. The XLU is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities. This differs from an actively managed underlying, which typically seeks to outperform a benchmark index.
Notwithstanding the XLU’s investment objective, the return on your notes will not reflect any dividends paid on shares of the XLU, on the securities purchased by the XLU or on the securities that comprise the Utilities Select Sector Index.
The Select Sector Indices
The underlying index of the XLU is part of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index (“SPX”). Each stock in the SPX is allocated to at least one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the SPX. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The eleven Select Sector Indices seek to represent the eleven SPX sectors. The index compilation agent for these indices (the “Index Compilation Agent”) determines the composition of the Select Sector Indices based on S&P’s sector classification methodology. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the SPX.
•	The eleven Select Sector Indices together will include all of the companies represented in the SPX and each of the stocks in the SPX will be allocated to at least one of the Select Sector Indices.
•
The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’s sector classification methodology as set forth in its Global Industry Classification Standard.

•
Each Select Sector Index is calculated by S&P Dow Jones Indices using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index.

For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the second to last calculation
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-19

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

day of March, June, September and December using the following procedures: (1) The rebalancing reference date is two business days prior to the last calculation day of each quarter; and (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping factor) and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.
(i)
The indices are first evaluated to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below. If any of the allowable limits are breached, the component stocks are reweighted based on their float-adjusted market capitalization weights.

(ii)
If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(iii)	All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.
(iv)
After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock breaches the 23% weight cap.

(v)	The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
(vi)
If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.6%.

(vii)	This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.
(viii)
Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(ix)
If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones Indices that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones Indices will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.
Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones Indices for additions and deletions from the SPX insofar as practicable.
The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-20

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-21

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
The following graph shows the daily historical performance of the XLU in the period from January 1, 2015 through September 29, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the Closing Market Price of the XLU was $87.06.
Historical Performance of the XLU
This historical data on the XLU is not necessarily indicative of the future performance of the XLU or what the value of the notes may be. Any historical upward or downward trend in the price of the XLU during any period set forth above is not an indication that the price of the XLU is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the XLU.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-22

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Funds and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-23

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Funds. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Funds and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Funds, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.
For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-16 and PS-19, respectively, of the accompanying product supplement and “Use of Proceeds” on page PS-29 of the accompanying product supplement.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-24

Autocallable Contingent Coupon (with Memory) Geared Buffered Notes
Linked to the Worst-Performing of the Industrial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Utilities Select Sector SPDR® Fund, due October  , 2028

Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Underlying Funds.

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Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

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Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-51 of product supplement EQUITY CYN-2.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Autocallable Contingent Coupon (with Memory) Geared Buffered Notes	TS-25